EXHIBIT 10.1

        TRANSITION AGREEMENT, dated as of August 4th, 2006 (this "Agreement"), among XL Capital Ltd, a Cayman Islands company ("XL Capital"), XL Insurance (Bermuda) Ltd, a Bermuda company ("XLI"), X.L. America, Inc., a Delaware corporation ("XLA" and, together with XL Capital and XLI, the "XL Parties"), and Security Capital Assurance Ltd, a Bermuda company ("SCA"). Certain terms used in this Agreement are defined in Section 1.1.

                              W I T N E S S E T H:

        WHEREAS, SCA has been recently organized solely for the purposes, and has not engaged in activities except, as contemplated hereby;

        WHEREAS, the respective boards of directors of the XL Parties and SCA have approved the transactions described in this Agreement and the Ancillary Agreements, including the consummation of the Public Offering;

        WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the transition of SCA to a public company and certain other agreements that will, following the consummation of the Public Offering, govern certain matters relating to such transition, the Public Offering and the ongoing relationship of XL Capital, SCA and their respective Subsidiaries.

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Activities" has the meaning specified in Section 7.1.

        "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

        "Administrative Subsidiaries" has the meaning specified in Section 2.1.

        "Affiliate" means, with respect to any Person, an individual or organization that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For the purposes of this definition, "control", with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

        "Ancillary Agreements" has the meaning specified in Section 3.1.

        "Business Day" means any day excluding Saturday, Sunday and any day on which banks in New York, New York or Hamilton, Bermuda have the option by law or other governmental action to close.

         "Closing" has the meaning specified in Section 3.4.

        "Closing Time" has the meaning specified in Section 3.4.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time.

        "Commission" means the U.S. Securities and Exchange Commission.
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        "Common Shares" means the common shares of SCA.

        "Confidential Information" has the meaning specified in Section 7.9.

        "Determined Price" means the cash price paid by offerees of New Securities (which may be a variable cash price set in reference to trading prices of the Common Shares on the New York Stock Exchange, or any other national securities exchange on which the Common Shares then trade) (less, if applicable, any underwriting commission, brokerage or other discount or fee paid to an underwriter, broker or agent acting in connection with the sale or distribution of such New Securities), or if all or part of the issuance of New Securities is to be for consideration other than cash, with respect to the non-cash portion, (or if the New Securities are not then tracked on a national securities exchange) the fair market value thereof as determined in good faith by the SCA Board.

        "Effective Date" has the meaning specified in the recitals of this Agreement.

        "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

        "FSA" means Financial Security Assurance Inc.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any self-regulatory organization having jurisdiction over any of the parties hereto or any of the parties to any of the Ancillary Agreements, any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory (including, without limitation, insurance regulatory) or administrative authority, legislative body, agency or commission or any court, tribunal or judicial or arbitral body.

        "Indemnified Party" has the meaning specified in Section 8.2.

        "Indemnifying Party" has the meaning specified in Section 8.2.

        "Information" has the meaning specified in Section 7.3.

         "Losses" means any and all losses, liabilities, claims, damages, obligations, payments, interest, penalties, fines, costs and expenses, matured or unmatured, absolute or contingent, disclosed or undisclosed, determined or determinable, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any Action, threatened Action, demand, assessment, judgment, settlement and compromise relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against, or settling any such Action or threatened Action).

        "Misstatement" has the meaning specified in Section 8.1.

        "Person" includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, a body corporate, an unincorporated organization, a group and a government or other department or agency thereof.

        "Plan Shares" has the meaning specified in Section 7.7(a).

        "Post-Closing Subsidiaries" with respect to either XL Capital or SCA means collectively all of the Persons that will, immediately following the Closing Time, be Subsidiaries of such entity.

        "Privilege" has the meaning specified in Section 9.3.

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        "Public Offering" means the offering of common shares of SCA pursuant to the Registration Statement.

        "Registration Statement" means the Registration Statement No. 333-133066 on Form S-1, as amended and supplemented from time to time at or prior to the Closing Time, filed with the Commission under the Securities Act relating to the Public Offering.

        "Representatives" has the meaning specified in Section 7.3.

        "SCA" has the meaning specified in the preamble to this Agreement.

        "SCA Board" means the board of directors of SCA.

        "SCA Business" means the business conducted by SCA Group, as described in the Registration Statement.

        "SCA Confidential Information" has the meaning specified in Section 7.9.

        "SCA Group" means SCA and each Post-Closing Subsidiary of SCA.

        "SCA Indemnified Parties" has the meaning specified in Section 8.1.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Subsidiary" means, as to any Person, any corporation, partnership or other entity of which at the time of determination more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person.

        "Termination of License Date" has the meaning specified in Section
7.5(e).

         "Underwriting Agreement" has the meaning specified in Section 6.1.

         "Voting Restriction Termination Event" means the time at which XL Group's ownership of the then-outstanding common shares of SCA is first equal to or less than 35% provided that at the time thereof, neither any Offer Notice (as defined in Section 7.7) nor any election thereunder by XL Capital to purchase New Securities is outstanding.

        "Voting Stock" means stock of any class or classes or other ownership interest having general voting power under ordinary circumstances to elect a majority of the board of directors, managers, trustees or persons with similar functions of the entity in question; provided that, for the purposes of this definition, stock which carries only the right to vote conditionally on the happening of an event will not be considered Voting Stock, whether or not that event has happened.

        "XL Capital" has the meaning specified in the preamble to this Agreement.

        "XL Capital Group" means XL Capital and each Subsidiary of XL Capital (other than the SCA Group).

        "XL Capital Confidential Information" has the meaning specified in
Section 7.9.

        "XLFA" has the meaning specified in Section 2.1.

        "XLFA Preferred Shares" means the Series A Redeemable Preferred Shares of XLFA.

        "XLFA Shareholders Agreement" means the Amended and Restated Shareholders Agreement dated as of April 27, 2001, among XLFA, XL Capital, XLI, and parties related to Financial Security Assurance Inc. setting forth the relative rights of each party thereto with respect to XLFA, as amended.

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        "XL Parties" means XL Capital and each Post-Closing Subsidiary of XL
Capital (other than the SCA Group).

        "XL Indemnified Party" has the meaning specified in Section 8.1.

        "XL Information" means the two paragraphs under the heading "Principal and Selling Shareholder" in the Registration Statement.

        Section 1.2 OTHER DEFINITIONAL PROVISIONS. The words "hereof," "hereto," "herein," "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to any Article, Section, Exhibit or Schedule are references to Articles, Sections, Exhibits or Schedules in or to this Agreement unless otherwise specified.

                                   ARTICLE II

                      FORMATION TRANSACTIONS AND TRANSFERS

        Section 2.1     FORMATION TRANSACTIONS.

        (a) XLI has formed SCA. SCA has issued certain of its common shares, comprising 100% of its issued and outstanding common shares immediately prior to the Closing Time and the events described in clause (b) of this Section 2.1, to XLI.

        (b) On or immediately prior to the Closing Time, the XL Capital Group and SCA will enter into the transactions described under "Formation" in the Registration Statement.

        (c) The Bye-laws of SCA, as of the Closing Time, shall be in the form of EXHIBIT 2.1(c).

                                   ARTICLE III

                          ANCILLARY AGREEMENTS; CLOSING

        Section 3.1     ANCILLARY AGREEMENTS.

               The appropriate parties hereto shall enter into, and (to the extent indicated as parties thereto) shall cause their respective Subsidiaries to enter into, the agreements listed in ANNEX 3.1 (collectively, the "Ancillary Agreements"), in each case (unless otherwise specified in the form of Ancillary Agreement) effective as of the Closing Time.

        Section 3.2 SETTLEMENT OF CERTAIN INTERCOMPANY ACCOUNTS. Except as otherwise provided for in this Agreement or any of the Ancillary Agreements, all intercompany accounts or balances arising on or prior to the Closing Time, between any member of SCA Group and any member of the XL Capital Group shall be invoiced promptly after the Closing Date and paid within 30 days of receipt of invoice. For the avoidance of doubt, SCA shall pay (or, to the extent incurred by and paid for by any member of the XL Parties prior to the Closing Time shall, at or prior to the Closing Time, and, if incurred on or following the Closing Time, promptly upon receipt of an invoice therefor, reimburse such member of the XL Parties for any and all amounts so paid) the costs, fees, distributions and expenses set forth in Schedule 3.2(a).

        Section 3.3 INSURANCE COVERAGE. It is expected that after the Closing Time, other than as respects claims made after the Closing in respect of acts, omissions or events or occurrences occurring up to and including the Closing Time, each member of the SCA Group will cease to be covered under the insurance policies covering XL Capital and its affiliates with respect to: (i) directors' and officers' liability, (ii) employment practices liability, (iii) errors and omission liability, (iv) pension trustees liability and (v) fidelity. For a minimum of six years after

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the Closing Time, XL shall purchase annual limits of insurance consistent with its levels of insurance coverage in place at the Closing Time, covering the SCA Indemnified Parties with respect to acts, omissions or events or occurrences that took place prior to the Closing Time, to the extent that, XL Capital has reasonably determined that such limits are available on substantially the same economic and other terms as to which they were available at the Closing Time. XL Capital agrees that coverage provided under its corporate insurance program (subject to the terms of such policies) shall include, but shall not be limited to, claims arising out of or relating to (i) the Public Offering, (ii) any public document connected with the Public Offering, including, but not limited to, the Registration Statement or (iii) any actions taken by the any one or more of the parties insured under the insurance policies and other welfare and benefit plans covering XL Capital and its subsidiaries and affiliates, and their employees and directors, including the SCA Group and its directors and employees, prior to the Closing Time.

        It is expected that from and after the Closing until the Voting Restriction Termination Event, each member of the SCA Group will continue to be covered under the insurance policies covering XL Capital and its subsidiaries with respect to: (i) commercial general liability, (ii) property, (iii) workers' compensation, and (iv) certain other coverages previously agreed, all as set forth in the applicable agreement listed on Annex 3.1(a), provided that no later than 90 days prior to the applicable renewal of any policy the SCA Group may give notice to XL Capital that it no longer wishes to be covered by any such insurance policies which notice shall be irrevocable once delivered. SCA acknowledges that coverages under such policies will be subject to the terms and conditions, including limits, as from time to time established by XL Capital with respect to such coverages for XL Capital and its subsidiaries, including the SCA Group. Employees of members of SCA Group shall continue to be included in insurance policies and other welfare and benefit plans of members of the XL Parties in accordance with the Master Services Level Agreement (which is listed on ANNEX 3.1(A)). XL Capital agrees that it will not change or alter coverages under such policies with respect to such acts, omissions, events or occurrences in a manner that would materially and adversely negatively effect the ability of the SCA Group (or such officers or directors), based upon such policies as in effect on the date hereof, to make a recovery thereunder.

        Premiums shall be paid in accordance with the applicable Ancillary Agreement.

        XL Capital acknowledges, for the benefit of the directors and officers of SCA Group, that the indemnification and related expense reimbursement arrangements provided in the Articles of Association of XL Capital, as in effect on the Closing Time shall, to the extent available by its applicable terms, continue with respect to acts or omissions occurring prior to the Closing Time. XL Capital also acknowledges that each of the directors of SCA Group designated as a director designee in the Registration Statement is serving at the direction of XL Capital through the Closing Time and are, therefore, covered by the provisions of the Articles of Association of XL Capital.

        Section 3.4 CLOSING. All transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at the offices of Cahill Gordon & Reindel LLP, New York, New York, on the date of the closing of the Public Offering (and immediately prior to the consummation of the Public Offering), or at such other place or at such other time or on such other date as XL Capital and SCA may mutually agree upon in writing (the date and time at which the Closing takes place being the "Closing Time").

        Section 3.5     DELIVERIES BY THE PARTIES. On or prior to the Closing
Time:

                (a) XL Capital shall deliver or cause to be delivered to SCA copies of all Ancillary Agreements, executed by the relevant XL Capital Parties;

                (b) SCA shall deliver or cause to be delivered to XL Capital copies of all Ancillary Agreements, executed by the relevant members of the SCA Group; and

                (c) Certificates representing the issued and outstanding shares of common stock (or interests, as applicable) of XLFA, US Holdco, XLCA and each of the Administrative Subsidiaries shall be delivered by the respective owners to the appropriate transferees, as contemplated by
        Section 2.1, with blank stock powers duly executed.

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        Section 3.6     THIRD PARTY CONSENTS.

        (a) Each member of the XL Parties and SCA Group shall use all commercially reasonable efforts to obtain, and cooperate with the other in obtaining, at or prior to the Closing Time any consent, approval or authorization necessary for the transactions contemplated herein or in any of the Ancillary Agreements to be performed or consummated by it at or prior to the Closing Time.

        (b) If any consent, approval or authorization necessary for the transactions contemplated by this Agreement or any Ancillary Agreement has not been obtained at or prior to the Closing Time, XL Capital shall, and shall cause the appropriate member of the XL Parties to, and SCA shall, and shall cause the appropriate member of SCA Group to, each at its own expense, reasonably cooperate with the appropriate members of the XL Parties or SCA Group, as the case may be, in continuing to attempt to obtain such consents, approvals or authorizations as promptly thereafter as practicable except that no such member shall be required to incur any material liability or undertake any material obligation.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF XL PARTIES

        XL Capital represents and warrants to SCA, as to itself and each other member of the XL Parties, as of the date of this Agreement and as of the Closing Time, as follows:

        Section 4.1     ORGANIZATION AND AUTHORITY.

        (a) Each member of the XL Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or the laws under which it currently exists, and in good standing in all jurisdictions in which the failure to qualify or be in good standing could materially adversely affect the consummation or the validity of the transactions provided for in this Agreement or any of the Ancillary Agreements.

        (b) Each member of the XL Parties that is a party to this Agreement has full corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and each member of the XL Parties will have taken all corporate action necessary to execute and deliver the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements will be, duly authorized, executed and delivered by each member of the XL Parties that is a party hereto and thereto and, assuming due authorization, execution and delivery by all other parties to such agreement, each of this Agreement and such Ancillary Agreements constitutes or will constitute, as the case may be, the valid and legally binding obligation of such member of the XL Parties, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 4.2 NO CONFLICT. The authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the members of the XL Parties that are parties hereto and thereto do not and will not:

                (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, the memorandum of association or by-laws (or similar organizational documents) of such member of the XL Parties; or

                (b) conflict with or violate in any material respect any law or Governmental Order applicable to such member of the XL Parties or any of their respective assets, properties or businesses.

        Section 4.3 TRANSFERRED CAPITAL STOCK. Upon the transfers described in Section 3.6(c), SCA will acquire good and marketable title to the shares or interests of XLCA and XLFA indicated therein and in Section 2.1, free and clear of any Encumbrance, and SCA will have acquired 100% of the then issued and outstanding capital stock of XLFA and XLCA and each of the Administrative Subsidiaries, except in the case of XLFA, to the extent of

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the XLFA Preferred Shares held by FSA. The shares of capital stock of each of
XLFA, XLCA and each of the Administrative Subsidiaries then issued and outstanding constitute validly issued, fully paid and non-assessable shares (or interests). None of the XLFA Shares other than as set forth in the XLFA Shareholders Agreement (as described in the Registration Statement), the XLCA Shares and the Administrative Subsidiaries interests, nor any of XLFA (except as set forth in the XLFA Shareholders Agreement), XLCA, nor any of the Administrative Subsidiaries are subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to, the voting, dividend rights or disposition of the XLFA Shares, the XLCA Shares or the Administrative Subsidiaries interests, and there are no options, warrants or any other rights to acquire any of the XLFA Shares, the XLCA Shares and the Administrative Subsidiaries interests.

        Section 4.4 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither XL Capital nor any other Person makes any express or implied representation or warranty on behalf of or with respect to XL Capital or any other member of the XL Parties, and XL Capital hereby disclaims any representation or warranty not contained herein or therein.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE SCA GROUP

        SCA represents and warrants to XL Capital, as to itself and each other member of SCA Group, as of the date of this Agreement and as of the Closing Time, as follows:

        Section 5.1     ORGANIZATION AND AUTHORITY.

        (a) SCA is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and in good standing in all jurisdictions in which the failure to qualify or be in good standing could materially adversely affect the consummation or the validity of the transactions provided for in this Agreement or any of the Ancillary Agreements.

        (b) SCA has full corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and SCA will have taken all corporate action necessary to execute and deliver the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements will be, duly authorized, executed and delivered by SCA and, assuming due authorization, execution and delivery by all other parties to such agreement, each of this Agreement and such Ancillary Agreements constitutes or will constitute, as the case may be, the valid and legally binding obligation of SCA, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 5.2 NO CONFLICT. The authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements by SCA does not and will not:

                (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, the memorandum of association or by-laws (or similar organizational documents) of SCA; or

                (b) conflict with or violate in any material respect any law or Governmental Order applicable to SCA or any of its assets, properties or businesses.

        Section 5.3 COMMON SHARES. The Common Shares issued to XLI constitute, immediately prior to the Closing Time, all of the issued and outstanding share capital of SCA, are validly authorized and issued, fully paid and non-assessable and are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Common Shares, except as may be described in the Registration Statement as existing at the Closing Time; and as of the Closing Time there shall be no

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options, warrants or any other rights to acquire Common Shares except for any such options, warrants or other rights described in the Registration Statement as existing at the Closing Time.

        Section 5.4 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither SCA nor any other Person makes any express or implied representation or warranty on behalf of or with respect to SCA or any other member of SCA Group, and SCA hereby disclaims any representation or warranty not contained herein or therein.

                                   ARTICLE VI

           THE PUBLIC OFFERING AND ACTIONS PENDING THE PUBLIC OFFERING

        Section 6.1 TRANSACTIONS PRIOR TO THE PUBLIC OFFERING. SCA and XL Capital shall use all reasonable commercial efforts to consummate the Public Offering in accordance with the terms of the underwriting agreement (the "Underwriting Agreement") in the form filed as an exhibit to the Registration Statement at the date of this Agreement. Notwithstanding anything to the contrary contained herein, prior to the Closing Time, as between SCA and XL Capital, XL Capital may in its sole discretion terminate or abandon any aspect of the Public Offering and the other transactions contemplated hereby or by any Ancillary Agreement in connection with such Public Offering, and SCA shall, at XL Capital's expense, take all actions directed by XL Capital in that regard.

                                   ARTICLE VII

           OTHER AGREEMENTS; ACCESS TO INFORMATION; FURTHER ASSURANCES

        Section 7.1 ACCESS TO INFORMATION. (a) From and after the Closing Time, XL Capital shall afford to SCA and its Subsidiaries and their respective authorized accountants and independent public accountants, regulators, counsel and other designated representatives (collectively, "Representatives") reasonable, and reasonably prompt, access (including using commercially reasonable efforts to give access to Persons possessing information) during normal business hours to all data and information (collectively, "Information") within the possession or under the control of XL Capital or any Post-Closing Subsidiary of XL Capital relating to SCA Business. From and after the Closing Time, SCA shall afford to XL Capital, any Post-Closing Subsidiary of XL Capital and their respective Representatives reasonable, and reasonably prompt, access (including using commercially reasonable efforts to give access to Persons possessing information) during normal business hours to Information within the possession or under the control of SCA or any Post-Closing Subsidiary of SCA (x) relating to XL Capital or any Post-Closing Subsidiary of XL Capital or (y) relating to SCA or any Post Closing Subsidiary of SCA with respect to the other matters contemplated by this Agreement, including with respect to the matters referred to in SCHEDULE 7.5 (including to the extent necessary so that XL Capital can meet any legal, regulatory, accounting, audit or regulatory examination requirements or requests that may be applicable to it). Information may be requested under this Article VII for, without limitation, fulfilling disclosure and reporting obligations. SCA shall (i) deliver to XL Capital SCA's quarterly and annual financial statements and related information on a timely basis in order to enable XL Capital to meet its timetable for the printing, filing and public dissemination of its quarterly and annual earnings releases, financial statements and filings with any regulatory body (including the Securities and Exchange Commission) and (ii) use its commercially reasonably efforts to facilitate XL Capital's independent certified public accountants completing their audit on a timely basis and to enable XL Capital to meet its timetable for the printing, filing and public dissemination of its annual statements. SCA will request its independent certified accountants to make available to the XL Capital's independent certified accountants both the personnel who performed or are performing the annual audit ( and any review of interim financial statements) of and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit (and any review of interim financial statements) of SCA, in all cases within a reasonable time that the XL Capital's auditors are able to perform the procedures they consider necessary to statements. In the case of access by XL Capital, until XL Capital no longer uses the consolidation or equity accounting methods to account for its interest in the Company, representatives shall include XL Capital's internal audit department to conduct reviews in accordance with XL Capital's then internal audit policies and procedures.

        (b)     Without limiting any of the foregoing:

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                (i)     Each party undertakes to the other party that it will
        provide to the other party reasonable access to (i) the first party's accounting records underlying transactions processed by the first party on behalf of the other party and (ii) related information technology systems and (iii) related employees involved in the processing, control and maintenance of systems with respect to services provided by the first party to the other party pursuant to any Ancillary Agreement where the service is viewed as a key control over financial reporting by the other party's management (collectively, the "Activities");

                (ii) Each party undertakes to the other party that it will provide to the other party's independent public accountants reasonable access to (i) the other party's accounting records underlying transactions processed by the first party on behalf of the other party,
        (ii) related information technology systems and (iii) related employees involved in the processing, control and maintenance of systems; provided that, such access directly relates to the independent public accountants' financial statement and Section 404 audits over the Activities;

                (iii) The key controls described in (i) above shall be identified in writing by a party to the other party, at a minimum, on an annual basis, and from time to time when a party's management identifies additional Activities within the scope of subsection (i) above; and

                (iv) Each party shall give the other party reasonable notice of any proposed on site meetings or visits with employees and/or consultants within the scope of subsections (i) or (ii) above.

                The costs and expenses of the other party relating to this
Section 7(b), including the costs and expenses of the other party's independent public accountants, shall be borne by such other party. Each party reserves the right to charge the other party for the first party's employee and/or consultant time related to the Activities described in this Section if significant time is spent by such party's employees or consultants on the matters referred to in this Section and each party hereby agrees to pay such reasonable amounts called for by the terms hereof if and when billed for such time.

                This Section 7(b) shall cease upon the occurrence of the Voting Restriction Termination Event.

        Section 7.2 RETENTION OF RECORDS. Each of XL Capital and SCA and their respective Post-Closing Subsidiaries shall retain, at their own expense, and shall cause their respective Post-Closing Subsidiaries to retain, following the Closing Time, for a period consistent with the longer of their respective document retention policies or such period as may be required by applicable law or regulations, respectively, all significant information relating to the business of the other and the other's Subsidiaries or the obligations of the other or the other's Subsidiaries, and shall notify the other parties hereto prior to disposing of such information and provide them with an opportunity to obtain such information, at their own expense, prior to such disposal.

        Section 7.3 ATTORNEY CLIENT PRIVILEGE. The provision of any Information or personnel pursuant to this Article VII shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client or any other applicable privilege (a "Privilege"). Neither party nor its Subsidiaries will be required to provide any Information or personnel pursuant to this Article VII if the provision of such information would serve as a waiver of any Privilege afforded such information. Any Information owned by one party that is provided to another party or its Representatives shall be deemed to remain the property of the providing person. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party, if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of this Agreement.

        Section 7.4     OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION.

        (a) The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

        (b) When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.13) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable law, rule or regulation, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

        Section 7.5     CONTINUING ARRANGEMENTS; POLICIES AND RIGHTS OF XL GROUP

        (a) Until the occurrence of the Voting Restriction Termination Event, SCA agrees that it shall, and shall cause each then member of the SCA Group to be subject to the corporate policies and procedures then applicable to Subsidiaries of XL Capital and communicated to SCA in writing, relating to the matters listed in Schedule 7.5, unless (but only to the extent): (i) otherwise agreed with XL Capital, or (ii) upon advice from counsel to SCA Group, the adherence by such member of the SCA Group to such policy or procedure reasonably would violate (or result in a violation of) any law, rule or regulation (including without limitation any regulation of any applicable national securities exchange on which the securities of SCA are then registered) applicable to such member, (iii) if such policy or procedure is an accounting matter, upon advice from the Audit Committee of SCA or the independent accountants of SCA that adherence by such member of the SCA Group to such policy or procedure would reasonably violate or be contrary to any United States generally accepted accounting principle or rule or regulation of any regulatory body applicable to such member; and in the case of clause (ii) or (iii) such policy or procedure has not been otherwise amended by XL Capital to the extent necessary to avoid such violation or contradiction within five Business Days after notice thereof from SCA to XL Capital, or (iii) SCA and XL Capital have been advised in writing by one of the leading national ratings agencies of consequence to SCA that compliance therewith by a member of the SCA Group at the Closing Time that is then rated by such rating agency would be unacceptable and consequential to the then current ratings of such member.

        (b) Until the occurrence of the Voting Restriction Termination Event, SCA shall coordinate and give at least 48 hours prior notice to XL Capital with respect to any written presentations by any members of the SCA Group made to, or other communications with, any rating agencies (other than ordinary course written communication with agencies with respect to the prospective rating, or effect on the SCA Group's rating of, potential ordinary course transactions to be entered into by a member of the SCA Group). SCA shall promptly inform XL Capital in advance of any matters of potential consequence to any member of the SCA Group or XL Capital as a result of any other communications or presentations with rating agencies.

        (c) Until the occurrence of the Voting Restriction Termination Event, SCA shall coordinate and give at least 48 hours prior notice (with, to the extent such presentation or communication is written, accompanied with copies thereof) to XL Capital with respect to any presentations by any members of the SCA Group made to, or other material communications with equity research analysts and/or the investment banking community in general. SCA shall promptly inform XL Capital of any matters of potential consequence to any member of the SCA Group or XL Capital as a result of any communication or presentations with research analysts or investment banks. Communications with investment bankers, in their capacity as actual or prospective clients or sources of business for, SCA Group shall not be covered by this paragraph. Until the occurrence of the Voting Restriction Termination Event (unless otherwise prohibited by applicable law, rule or regulation), SCA shall provide to XL Capital copies of all reports and examinations of any applicable regulators or rating agencies of any member of the SCA Group, promptly upon receipt thereof by the SCA Group.

        (d) Notwithstanding that the Voting Restriction Termination Event has occurred, if any member of the XL Capital Group is required during any fiscal period, for external financial reporting purposes, to account for its investment in SCA on a consolidated basis or under the equity method of accounting, then in respect of all such fiscal periods, SCA shall reasonably cooperate with XL Capital to, at XL Capital's expense, facilitate such reporting.

        (e) From and including the date hereof, until the second anniversary of the date of this Agreement, SCA shall have the rights with respect to the XL name and related matters as set forth in Schedule 7.5(e) hereto. (Such date being referred to as the "Termination of License Date"). Until the Termination of License Date, SCA shall continue to use the XL name in accordance with past practice unless SCA determines that it no longer wishes to use the XL name in which event SCA shall obtain the consent of XL Capital not to use the XL name, such consent not to be unreasonably withheld by XL Capital. In the event such consent is granted, such termination shall be subject to a reasonable and mutually agreeable transition period.

        Section 7.6 VOTING BY XL CAPITAL GROUP; NOMINEES OF DIRECTORS; RISK OVERSIGHT Committee.

        (a) XL Capital will vote its Common Shares, and shall cause its Subsidiaries to vote Common Shares held by them, to elect a majority of the SCA Board that is both (i) "independent" (as defined in the corporate governance rules of the listing standards of the New York Stock Exchange Inc) and (ii) neither a director nor an officer of any member of the XL Capital Group.

        (b) Until the occurrence of the Voting Restriction Termination Event, XL Capital will have the right to nominate for the SCA Board (i) four of the nine nominees for director and (ii) if, for any reason, the SCA Board consists of more than nine directors, such number of nominees as would equal one nominee less than a majority of the nominees for director. Such nominees will be allocated among the classes of the SCA Board as follows: (i) two to the Class of Directors that initially has a one year term and (ii) one each to the Classes of Directors that initially have a two year and three year term (or as substantially equivalent thereto if for any reason the Board consists of more than nine directors). If, for any reason, there is a vacancy in the SCA Board, which vacancy is of a director so nominated by XL Capital, SCA shall replace that directorship as soon as practicable with a nominee selected by XL Capital. Similarly, if there is a vacancy created by an increase in the number of directors, then such vacancy shall be filled in a manner consistent with XL Capital's rights set forth in the second sentence of this Section 7.6(b).

        (c) Until the occurrence of the Voting Restriction Termination Event, (i) XL Capital will have the right to nominate one member of the SCA Compensation Committee and (ii) the SCA Compensation Committee shall consist of three members which number of members shall not be changed without XL's prior consent (subject to any restrictions imposed by applicable law, rule or regulation).

        (d) Until the occurrence of the Voting Restriction Termination Event, SCA will maintain a Finance and Risk Oversight Committee whose charter shall be substantially in the form of EXHIBIT 7.6(E) hereto (with such changes thereto as may be agreed by a majority of the members of that Committee and the SCA Board of Directors), and a majority of the members of such Committee shall be directors of SCA appointed by those directors of the SCA Board of Directors nominated by XL Capital, as contemplated by Section 7.6(b).

        (e) As SCA intends to utilize the controlled company exemption under the rules of the New York Stock Exchange Inc (or other national securities exchange on which the Common Shares are then listed), so long as SCA meets the definition of a controlled company under the rules of such exchange as may be amended from time to time, SCA shall not take any action to change such status without the prior consent of XL Capital. For the avoidance of doubt, nothing in this Section 7(e) shall affect SCA's ability to sell Common Shares or enter into other transactions if such sale or transaction is otherwise made in accordance with the terms of this Agreement and the SCA Bye-Laws.

        (f) All provisions of this Section 7.6 shall cease upon the occurrence of the Voting Restriction Termination Event.

        Section 7.7     RIGHT TO MAINTAIN OWNERSHIP.

        (a) If SCA proposes to issue any additional Common Shares or securities or options exercisable or exchangeable for or convertible into Common Shares, (other than (i) the issuance or grant of options or rights or the issuance of Common Shares, in each case, pursuant to any SCA's Board of Directors approved incentive plans for directors, employees or officers and excluding, in the case of such options or rights, the issuance of Common Shares upon exercise thereof, which are separately covered by Section 7.7(d) below; (the issuance of Common Shares, whether directly under such Plans or upon the exercise of such options or rights, is collectively referred to hereinafter as "Plan Shares"); (ii) Common Shares, securities or options issued pursuant to the terms of securities exercisable or exchangeable for or convertible into common shares if such securities have been issued or granted previously in compliance with this
Section 7.7 or (iii) pursuant to the Registration Statement) (collectively, "New Securities"), SCA shall, not less than 20 days prior to such issuance (or such lesser time as may be applicable if SCA shall have determined to issue such securities less than 20 days prior to their issuance), give written notice (the "Offer Notice") to XL Capital, stating the number of New Securities and the price per share or unit, the terms of payment and all other terms and conditions on which SCA proposes to make such issuance, as well as a calculation of the maximum number and type of New Securities that XL Capital would have the right to purchase under this Section 7.7 and the Determined Price therefor; provided that XL Capital Group shall not be entitled to purchase New Securities to the extent that the principal national securities exchange in the United States on which the Common Shares is listed, if any, prohibits or limits that purchase. XL Capital shall have the option to purchase, for a thirty day period commencing contemporaneously with the issuance of such New Securities (such period to be shortened or extended to the extent necessary to accommodate any legal, regulatory or other similar requirement), without conditions other than payment for such New Securities and compliance with laws, up to the number of New Securities determined as set forth in Section 7.7(b) at their Determined Price. In order to facilitate an issuance of New Securities, SCA may give the Offer Notice prior to (but subject to) any issuance of New Securities and require XL Capital to unconditionally elect, as a condition to participating in that offer, whether or not (and to what extent) it will purchase New Securities.

        (b) Subject to Section 7.7(a), XL Capital shall be entitled to purchase up to that number of the New Securities necessary to maintain XL Capital Group's then-outstanding and fully diluted equity ownership (assuming for the purposes of such calculations, the exercise, exchange or conversion of all New Securities exercisable, exchangeable for, or convertible into, Common Shares (I.E., that XL Capital Group's economic ownership both before and after giving effect to the issuance and, if applicable, exercise, exchange or conversion, of New Securities would be the same)). In order to make such a purchase, XL Capital must give written notice to the Company within 5 days after SCA gives the Offer Notice, stating the number of New Securities which XL Capital desires to purchase.

        (c) If no notice is provided pursuant to Section 7.7(b) for the purchase of any of the New Securities within such time period (or if the option is exercised in the aggregate for less than the total amount of the New Securities), SCA shall be free for a period of 90 days thereafter to sell the New Securities as to which such option has not been exercised to the proposed offerees at no less than the sale price set forth in the Offer Notice. If, however, at the expiration of such 90 day period, such New Securities have not been issued in accordance with the terms set forth in the Offer Notice, then any other issuance or proposed issuance thereof shall be subject to all of the provisions of Section 7.7(b) hereof. For the avoidance of doubt, options or rights issued pursuant to plans described in clause (i) of the first sentence of
Section 7.7(a) shall be excluded in any calculation of fully diluted shares.

        (d) Upon the issuance of Plan Shares, XL Capital shall have the right to purchase a number of Common Shares from SCA necessary to maintain XL Capital's then-outstanding and fully diluted equity ownership (calculated as specified in Section 7.7(b). SCA shall give an Offer Notice with respect thereto in accordance with the provisions of Sections (a), (b) and (c) of this Section
7.7 (MUTATIS MUTANDIS) except that (i) SCA may defer the giving of any Offer Notice that results solely from the issuance of Plan Shares until the earlier of: (x) the next succeeding time when an Offer Notice is otherwise required to be delivered under this Section 7.7 and (y) five days prior to the expiration of the final period in each fiscal year (commencing with the fiscal year ending December 31, 2006), in which officers and directors of SCA are generally permitted by SCA policy to purchase or sell Common Shares; and (ii) the purchase price for any Common Shares that may be purchase by XL Capital pursuant to this
Section 7.7(d) shall be the average closing price of the Common Shares on the principal national securities exchange on which the Common Shares then trade for a 20 trading day period ending nearest to the date the Offer Notice is first required to be delivered, excluding any dates on which officers and directors of SCA are generally precluded by SCA policy from purchasing or selling Common Shares (provided that if the Common Shares are not then listed on a principal national securities exchange such price shall be set at the fair value thereof as determined by the Board of Directors of SCA in good faith). Plan Shares issued after the second Business Day prior to the giving of any Offer Notice as a result of clause (ii) of the first sentence of this Section 7.7(d) need not be included in that Offer Notice, but will be included in any subsequent Offer Notice.

        (e) XL Capital shall not be entitled to purchase shares pursuant to any offer (and no offer need be made under this Section 7.7) to the extent that, after giving effect thereto of such purchase, the XL Capital Group's would exceed the lesser of (i) 65% (subject to upward adjustment as described in the next succeeding sentence) or (ii) the maximum number that XL Capital may own without such ownership having an adverse effect on any financial strength rating provided by a nationally recognized rating agency with respect to any member of the SCA Group. The percentage set forth in clause (i) of the prior sentence shall be adjusted upwards upon receipt by SCA of written confirmation from each nationally recognized rating agency then providing a financial strength rating for SCA and/or its subsidiaries that such financial strength rating is or will be determined without reference to the ratings of any member of the XL Group or that the then financial strength rating issued by it will not at the time of such confirmation be adversely affected by the elimination or adjustment of such limitation.

        (f) This Section 7.7 shall have no force and effect with respect to any issuance of New Securities or Plan Shares subsequent to the occurrence of the Voting Restriction Termination Event.

        (g) XL Capital may assign all or any portion of its rights under this Section 7.7 to members of the XL Group that then own securities of SCA, subject, in each case, to applicable law, rule or regulation and provided that no such assignment shall be effective if such assignment, in the good faith judgment of SCA, would have material adverse tax, regulatory or ratings consequences to any member of the SCA Group.

        Section 7.8 REGISTRATION RIGHTS. XL Capital shall have the registration rights described in SCHEDULE 7.8(A).

        Section 7.9     CONFIDENTIAL INFORMATION.

        (a) SCA shall not, and shall not permit any of its Post-Closing Subsidiaries or any of their respective directors, officers and agents to disclose any information of a known confidential nature received from a member of the XL Parties ("XL Capital Confidential Information") and XL Capital shall not, and shall not permit any of its Post-Closing Subsidiaries or any of their respective directors, officers and agents to disclose any information of a confidential nature received from a member of SCA Group ("SCA Confidential Information" and, together with the XL Capital Confidential Information, "Confidential Information").

        (b) Confidential Information shall not include information which is or becomes generally known on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement or other obligation of confidentiality.

        (c) If SCA or XL Capital or any of its Subsidiaries or any of their respective directors, officers or agents is legally requested or required under an order or subpoena issued by a court, administrative agency or arbitration panel, or to comply with regulatory or ratings agency requests or requirements, (through oral examination, interrogatories, requests for information or documents, civil investigation demand or other legal, administrative or arbitration processes) to disclose any Confidential Information, the party being so requested or required to disclose such Confidential Information shall use reasonable efforts to give the party whose Confidential Information is subject to such request or requirement prompt written notice of the request, requirement, subpoena or order to permit (to the extent reasonable) such other party (if it so elects at its expense) to seek an appropriate protective order preventing or limiting disclosure. If, in the absence of such protective order, a party is compelled to disclose Confidential Information, such party may disclose such Confidential Information without liability hereunder.

        (d) Each party agrees that money damages would not be a sufficient remedy for any breach of this Section 7.9 and that, in addition to all other remedies, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

        Section 7.10 FURTHER ASSURANCES; NO AGENCY; SPECIFIC PERFORMANCE. If at any time after the Closing Time any further action is reasonably necessary or advisable to carry out the purposes of this Agreement or any Ancillary Agreement, the proper officers of each party to this Agreement shall take all such reasonable necessary or advisable action or cause the applicable Post-Closing Subsidiaries to take all such action. Each of XL Capital and its Post-Closing Subsidiaries and SCA and its Post-Closing Subsidiaries shall use its commercially reasonable ef-forts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental, regulatory and rating agency requests or filings. Under no circumstances does this Agreement or any of the Ancillary Agreements create an agency relationship between XL Capital and SCA, except to the extent specified in any such Ancillary Agreement. The parties each agree and acknowledge that remedies at law for any breach of their obligations under this Section 7.10 are inadequate and that in addition thereto each party, as applicable, shall be entitled to equitable relief, including injunction and specific performance, in the event of any such breach.

                                  ARTICLE VIII

                                 INDEMNIFICATION

        Section 8.1     GENERAL.

        (a) Effective upon the Closing Time, XL Capital shall indemnify, defend and hold harmless each member of SCA Group and their respective officers, directors (which include director designees designated as such in the Registration Statement), employees, representatives and agents (each an "SCA Indemnified Party") from and against any and all Losses of such SCA Indemnified Party arising out of, relating to, by reason of or otherwise in connection with:

                (i) any untrue statement or alleged untrue statement of material fact relating to the XL Information contained in the Registration Statement or the prospectus that forms a part thereof, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (a "Misstatement") but only to the extent such relates to the XL Parties; provided that Losses under this clause shall be limited to third-party claims by purchasers of the Common Shares in the Public Offering or thereafter (including, without limitation, the underwriters of the Public Offering);

                (ii) any breach by any member of the XL Parties of any of their representations or warranties in, or any covenant, commitment, obligation, agreement or undertaking to be performed or complied with by any of them under, this Agreement or any Ancillary Agreement; and

                (iii) any act or omission occurring on or prior to the Closing Time (other than with respect to policies of insurance, contracts of reinsurance or credit default swaps, or similar credit enhancement products provided by any member of the SCA Group or its Affiliates), but only if and to the extent that such act or omission (x) was covered by the indemnity provisions in XL Capital's Articles of Association as in effect on the Closing Time or (y) would constitute a Claim (as defined in the insurance policy described below) covered by the wording of the policy of insurance of Zurich American Insurance Company -- [Policy No. EOC 4911685 03] (irrespective of the dollar deductibles and aggregate dollar policy limits contained therein and assuming that SCA would be an insured party under such policy, but subject, in all cases, to the exclusions and other policy terms therein).

        (b) Effective upon the Closing Time, SCA shall indemnify, defend and hold harmless each member of the XL Parties and their respective officers, directors, employees, representatives and agents (each an "XL Indemnified Party") from and against any and all Losses of such XL Indemnified Party arising out of, relating to, by reason of or otherwise in connection with:

                (i) any Misstatement other than to the extent such Misstatement relates to the XL Parties; provided that Losses under this clause shall be limited to third-party claims by purchasers of the Common Shares in the Public Offering or thereafter (including, without limitation, the underwriters of the Public Offering); and

                (ii) any breach by any member of SCA Group of any of their representations or warranties in, or any covenant, commitment, obligation, agreement or undertaking to be performed or complied with by any of them under, this Agreement or any Ancillary Agreement;

provided that the indemnity set forth in this Section 8.1(b) shall not cover any matter to the extent indemnity from XL Capital would otherwise be available under Section 8.1(a).

        (c)     The indemnity obligations contained in this Section 8.1 shall
(x) not cover any liabilities or other matters that are separately provided for in any Ancillary Agreement and (y) be applicable whether or not any Action or the facts or transactions giving rise to such Action arose prior to, on or subsequent to the date of this Agreement. The Indemnifying Party shall (upon payment to the Indemnified Party of all amounts with respect thereto) be subrogated with respect to all rights and remedies of the Indemnified Party with respect to the related claim.

        Section 8.2 INDEMNIFICATION PROCEDURES. If any Action is brought in respect of which indemnity may be sought pursuant to this Agreement, the Person seeking indemnification (the "Indemnified Party") shall promptly notify the Person against whom indemnification is sought (the "Indemnifying Party") in writing of the institution of such Action (but the failure so to notify will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article VIII to the extent the Indemnifying Party is not materially prejudiced as a result thereof, and in no event shall it relieve the Indemnifying Party from any liability it may have otherwise than pursuant to this Article VIII), and the Indemnifying Party shall assume the defense of such Action, including the employment of counsel reasonably satisfactory to the Indemnified Party and payment of expenses. The Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnified Party unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party within a reasonable time or (iii) such Indemnified Party shall have reasonably concluded (based on the advice of counsel) that there may be defenses available to it or them which are different from or additional to those available to the Indemnifying Party and may present a conflict for counsel representing the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Action on behalf of the Indemnified Party), in any of which events such fees and expenses shall be borne by the Indemnifying Party and paid as incurred (it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate counsel (in addition to local counsel) for the Indemnified Parties in any one Action or series of related Actions in the same jurisdiction representing the Indemnified Parties, unless such Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party within a reasonable time or such Indemnified Party shall have reasonably concluded (based on the advice of counsel) that there may be defenses available to it or them which are different from or additional to those available to the other Indemnified Party). Anything in this Section 8.2 to the contrary notwithstanding, the Indemnifying Party shall not be liable for any settlement effected without its prior written consent unless the Indemnifying Party shall have failed to assume the defense of such Action. An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any Action in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Parties from all liability arising out of the Action and does not subject any of the Indemnified Parties to any admission of liability, consent decree, or any other material and adverse condition or restriction of any kind.

        Section 8.3     REMEDIES CUMULATIVE. The remedies provided in this
Article VIII shall be cumulative and shall not preclude assertion by an Indemnified Party of any other rights at law or in equity or the seeking of any and all other remedies against any Indemnifying Party.

        Section 8.4 CONTRIBUTION. If any indemnification provided for in this Article VIII is unavailable to an Indemnified Party in respect of any Loss arising out of or related to information contained in the Registration Statement as provided in Section 8.1(a)(ii) or Section 8.1(b)(ii), then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss, in such proportion as is appropriate to reflect the relative fault of SCA and each other member of SCA Group, on the one hand, and XL Capital and each other member of the XL Parties, on the other hand, in connection with the Misstatements that resulted in such Loss. With respect to any Loss relating to matters covered by
Section 8.1(a)(ii) or 8.1(b)(ii) or otherwise relating to misstatements or omissions under securities or antifraud laws, the relative fault of a member of SCA Group, on the one hand, and of a member of the XL Parties, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to a member of SCA Group or a member of the XL Parties and was supplied by such member.

        Section 8.5 SURVIVAL OF INDEMNITIES. The obligations of SCA and XL Capital under this Article VIII shall survive indefinitely.

        Section 8.6     OTHER INDEMNIFICATION PROVISIONS.

        (a) Notwithstanding any provision of this Agreement to the contrary, if a member of the SCA Group seeks to assert any right to indemnification hereunder from XL Capital and such claim may be asserted against a Post-Closing Subsidiary of XL Capital, such member of SCA Group shall first seek to recover from the such Post-Closing Subsidiary unless doing so would materially prejudice such member of SCA Group in obtaining relief.

        (b) Claims for indemnification under any Ancillary Agreement shall be subject to the procedures set forth in this Article VIII unless otherwise specified in the Ancillary Agreement.

        (c) For the avoidance of doubt, (i) indemnity claims that are covered by both this Section 8.6 and an Ancillary Agreement shall, or that are expressly waived or excluded by operation of the terms of an Ancillary Agreement shall, not be covered by the provisions of this Section 8.6 and (ii) nothing contained in this Article VIII shall affect, limit or amend any of the indemnification provisions contained in any of the Ancillary Agreements.

                                   ARTICLE IX

                                  MISCELLANEOUS

        Section 9.1 TERMINATION. Notwithstanding any provision of this Agreement or any Ancillary Agreement to the contrary, this Agreement may be terminated and the Public Offering and other transactions contemplated hereby may be abandoned at any time prior to the Closing Time by and in the sole discretion of XL Capital. In the event of such termination, no party shall have any liability of any kind to any other party on account of such termination, except as set forth in Section 9.11.

        Section 9.2 SURVIVAL. All representations, covenants and agreements contained or provided for herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the party benefiting from any such covenant or agreement, and shall survive the execution of this Agreement.

        Section 9.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to its conflict of laws principles. The parties hereto consent to the non-exclusive jurisdiction of the Courts of New York.

        Section 9.4 NOTICES. All notices, requests, claims, demands and other communications hereunder and under the Ancillary Agreements shall be in writing and shall be deemed to have been duly given if delivered by hand (with receipt confirmed), or by certified mail, postage prepaid and return receipt requested, or facsimile transmission addressed as follows (or to such other address as a party may designate by written notice to the others) and shall be deemed given on the date on which such notice is received:

                        If to XL Capital:

                        XL House
                        One Bermudiana Road
                        Hamilton HM 11, Bermuda
                        facsimile: (441) 296-7340
                        Attention:  Chief Financial Officer
                        with a copy to:

                        XL America Inc.
                        70 Seaview Avenue
                        Stamford, Connecticut  06902
                        facsimile (203) 964-5309
                        Attention:  General Counsel


                        If to SCA:

                        One Bermudiana Road
                        Hamilton HM 11, Bermuda
                        facsimile: (441) 295-5602
                        Attention:  Executive Vice President--
                          Financial Guaranty Reinsurance

                        with a copy to:

                        XL Capital Assurance, Ltd.
                        1221 Avenue of the Americas
                        New York, New York
                        facsimile:  (212) 478-3605
                        Attention:  Chief Financial Officer

        Section 9.5 AMENDMENT AND MODIFICATION. This Agreement may not be amended, modified or waived, except by an instrument in writing duly signed on behalf of the parties hereto.

        Section 9.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 9.7 NO THIRD PARTY BENEFICIARIES. Except for the provisions of Article VIII and Schedule 7.6(a), this Agreement is solely for the benefit of the parties hereto and shall not be deemed to confer upon third parties (including stockholders or members of any party hereto) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

        Section 9.8 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 9.9 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect.

        Section 9.10 WAIVER. No failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, unless expressly waived in writing.

        Section 9.11 EXPENSES. Except as otherwise specified in this Agreement or any of the Ancillary Agreements, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby shall be paid by the party for which such costs and expenses were borne or benefited, whether or not the Closing Time shall have occurred. The parties shall cooperate with one another with respect to allocation of any costs and expenses that are not clearly allocable to, or borne for the benefit of, a particular party.

        Section 9.12 PUBLIC ANNOUNCEMENT. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or oth-erwise communicate with any news media without the prior consent of the other party and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

        Section 9.13 ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between XL Capital and SCA with respect to the subject matter hereof and thereof.

        Section 9.14 ASSIGNMENT OF THIS AGREEMENT. No party may assign this Agreement by operation of law or otherwise without the express written consent of the other parties; provided, however, this Agreement may be assigned by operation of law or otherwise without the express written consent of the other parties hereto by XL Capital and/or SCA to their respective Post-Closing Subsidiaries so long as such assignment does not relieve the assigning party of liability hereunder.

        Section 9.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                           [Intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                             XL CAPITAL LTD


                                        By:   /s/ Michael P. Esposito, Jr.
                                             -----------------------------------
                                             Name:  Michael P. Esposito, Jr.
                                             Title: Chairman of the Board


                                             XL INSURANCE (BERMUDA) LTD


                                        By:   /s/ Charles Stanley Lee
                                             -----------------------------------
                                             Name:  Charles Stanley Lee
                                             Title: Chief Financial Officer


                                             X.L. AMERICA, INC.


                                        By:   /s/ Richard G. McCarty
                                             -----------------------------------
                                             Name:  Richard G. McCarty
                                             Title: SVP, General Counsel &
                                                    Secretary


                                             SECURITY CAPITAL ASSURANCE LTD


                                        By:   /s/ Michael Rego
                                             -----------------------------------
                                             Name:  Michael Rego
                                             Title: Executive Vice President


                             [Transition Agreement]

                                                                 Schedule 3.2(a)

                           Expenses to be Borne by SCA

All expenses of the Public Offering including, without limitation, (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, issuance and delivery of the certificates for the Common Shares to the underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Common Shares to the underwriters or as a result of the Transactions referred to in Article II, (iii) the fees and disbursements of SCA' counsel, accountants and other advisors, (iv) fees and expenses SCA is required to reimburse the underwriters for in connection with the qualification of the Common Shares under Blue Sky or state securities laws, (v) the printing and delivery to the underwriters of copies of each preliminary prospectus and the prospectus and any amendments or supplements thereto, (vi) the fees and expenses incurred in connection with the listing of the Common Shares on the New York Stock Exchange, and (vii) the out of pocket expenses incurred in connection with the road show. For the avoidance of doubt, expenses shall not include underwriting discounts or commissions with respect to shares sold by persons other than SCA.

                                                                    Schedule 7.5


                  XL CAPITAL CORPORATE POLICIES AND PROCEDURES
                            TO APPLY TO THE SCA GROUP


                o INTERNAL AND EXTERNAL ACCOUNTING POLICIES, PRACTICES AND PROCEDURES. It is understood that SCA and its Post Closing Subsidiaries shall comply with XL Capital's accounting policies, practices and procedures generally applicable to XL Capital's Subsidiaries, as they may be amended from time to time, to the extent that such policies, practices and procedures are applicable to SCA or its Post Closing Subsidiaries business. SCA and its Post Closing Subsidiaries shall give XL Capital reasonable notice of any proposed material change in accounting policies or principles including any changes mandated or required by the Securities and Exchange Commission (the "SEC"); Financial Accounting Standards Board or the Public Company Accounting Oversight Board. In connection therewith, SCA and/or its Post Closing Subsidiaries will consult with XL Capital and, if requested by XL Capital, the independent public accountant for XL Capital. Promptly, but in no event later than five business days following the receipt thereof, SCA shall deliver to XL Capital all reports submitted to SCA or any of its Post Closing Subsidiaries by their independent public accountant, including, without limitation, each report submitted to SCA or its Subsidiaries concerning its accounting practices and systems (including systems of internal controls) and any comment letter submitted to management in connection with any audit and all responses by management to such reports and letters. SCA shall assist XL Capital in responding to any inquiries from XL Capital's auditors with respect to financial or accounting matters concerning the business of SCA.

                o COMPLIANCE, ETHICS AND CORE VALUES. SCA and its Post Closing Subsidiaries shall adopt a Code of Business Conduct & Ethics and Code of Ethics for Senior Financial Officers, which shall be substantially the same as that then in effect from time to time of XL Capital. Such code shall be applicable to all current or future employees of SCA and its Post Closing SUBSIDIARIES.

                o   ACTUARIAL POLICIES AND PROCEDURES;

                    It is understood that SCA and its Post Closing Subsidiaries shall comply with XL Capital's actuarial policies, practices and procedures generally applicable to XL Capital's Subsidiaries, as they may be amended from time to time, to the extent that such policies, practices and procedures are applicable to SCA and its Post Closing Subsidiaries.

                o   INTERNAL AND EXTERNAL FINANCIAL AND REGULATORY REPORTING.

                    SCA and its Post Closing Subsidiaries shall deliver (on a timely basis) to XL Capital the information reasonably requested by XL Capital for inclusion with respect to: (i) budgeting and financial planning processes; (ii) preparation of annual and quarterly financial statements and related earnings and other reports and press releases; and (iii) meetings with regulators, rating agencies or equity analysts.

                    Promptly following the filing by SCA or any of its Post Closing Subsidiaries of quarterly or annual or other reports with any state or other insurance regulatory authorities in any jurisdiction, SCA shall deliver (or cause to be delivered) such reports or copies thereof (in the form filed) to XL Capital.

                o DISCLOSURE CONTROLS AND PROCEDURES. SCA's Chief Executive Officer and Chief Financial Officer shall submit quarterly representations to XL Capital (consistent with those required to be submitted in SCA's annual and quarterly filings with the Securities and Exchange Commission and those provided to SCA's independent public accountants) attesting to the accuracy and completeness of the financial and accounting records and other information provided to XL

                    Capital for pur-poses of preparing XL Capital's: (i) filings with the SEC or any other regulatory body (including insurance regulators) and (ii) earnings press releases. SCA shall assist XL Capital in responding to any inquiries from regulatory or rating agencies with respect to matters concerning the business of SCA.

                o INDEPENDENT PUBLIC ACCOUNTANT. SCA and its Post Closing Subsidiaries shall endeavor (subject to applicable law, rule and regulation) to engage the same independent public accountant as shall be engaged by XL Capital Ltd from time to time.

                o   OPERATING PRINCIPLES (See Appendix I to this Schedule 7.5)

                                                                 Schedule 7.5(e)

        XL Capital is the owner of the trademarks, trade names, service marks, brand names, trade dress and logos identified on ANNEX A (the "Licensed Marks"), which are and have been used in connection with the SCA Business.

        In consideration of the premises and mutual covenants and agreements contained in this Agreement, the XL Capitals and SCA agree as follows:

        1. XL Capital hereby grants, subject to the terms and conditions set forth in this Schedule 7.5(e), to the Licensee and the other entities in the SCA Group (collectively, the "Licensees") a non-exclusive, non-transferable, non-assignable, non-sublicenseable, royalty-free license (the "License") to use the Licensed Marks solely in the SCA Business. SCA agrees that it shall, and shall cause the other Licensees to, use the Licensed Marks in conformity in all material respects to (i) the standards used by the Licensees in connection with the operation of the SCA Business as of the date of this Agreement and (ii) XL Capital Corporate Standards with respect to the general use of the Licensed Marks or similar marks as from time to time communicated to SCA. SCA shall use only the Licensed Marks, as provided by XL Capital. SCA shall not form any combination marks or combine any other materials with the Licensed Marks. SCA shall not modify, for public display or otherwise, any Licensed Marks. SCA shall not sublicense, resell, assign or transfer any of its rights hereunder, without the prior written approval of XL Capital, which approval shall be granted or withheld in XL Capital's sole discretion. Any attempt to resell, assign or transfer such rights absent such approval is void and shall, at XL Capital's election, result in immediate termination of this License, without liability to XL Capital. Additionally, SCA acknowledges that its breach of this provision would cause XL Capital irreparable harm, and in addition to other available remedies, XL Capital shall be entitled to appropriate injunctive relief in the event of such a breach or threatened breach. All rights not expressly granted hereunder are reserved to XL Capital. For the avoidance of doubt, this License shall include, for the term of such License, the use of "XL" in the name of those members of the SCA Group who have that name in their name as of the date of this Agreement.

        2. SCA acknowledges, on its behalf and on behalf of the other Licensees and cause all other Licensees to acknowledge, that the Licensed Marks and the goodwill associated therewith are the sole and exclusive property of XL Capital, and agrees, on its behalf and on behalf of the other Licensees, that all goodwill arising from Licensees' use of the Licensed Marks hereunder shall inure to the benefit of and be the property of XL Capital hereunder, it being expressly agreed that in any case, no compensation whatsoever will be due by XL Capital to any Licensee for the creation, as the case may be, of any goodwill arising from the use of the Licensed Marks pursuant to this Agreement. SCA shall, and shall cause the other Licensees to, not contest, either directly or indirectly, the validity, originality, or value of the Licensed Marks, or XL Capital's exclusive rights to the Licensed Marks and the goodwill represented thereby.

        3. SCA agrees that it will, and will cause the other Licensees to, cooperate promptly with XL Capital in maintaining the nature and quality of the Licensees' use of the Licensed Marks. SCA shall, and shall cause the other Licensees to, refrain from any act that would reasonably be expected to tarnish any of the Licensed Marks or bring any of the Licensed Marks into disrepute. SCA shall, and shall cause the other Licensees to, promptly provide XL Capital with such data relating to the use of the Licensed Marks hereunder as XL Capital may reasonably request.

        4. SCA shall not, and shall cause or permit the other Licensees not to, use the Licensed Marks except as expressly authorized by this Agreement.

        5. Immediately upon the Termination of License Date, SCA shall, and shall cause the other Licensees to, cease all use of such Licensed Marks, including all marketing and advertising use of such Licensed Marks and all uses of such Licensed Marks. No later than the Termination of License Date, SCA shall cause the other Licensees to make all necessary filings and take all other necessary actions to change the names of the other Licensees and to discontinue any reference to any Licensed Mark.

        6. SCA and the other Licensees may retain and use in the ordinary course of business, which may include reproduction and delivery to third parties and to governmental entities, its internal memoranda, reports, documents and other records (collectively "Internal Documents") which bear a Licensed Mark or any other trademark, trade name, service mark, brand name, trade dress or logo of XL Capital (collectively "Other Marks"), which, in the case of Internal Documents bearing a Licensed Mark, were created prior to the termination of the License for such Licensed Mark, and in the case of Internal Documents bearing an Other Mark, were created prior to the date of this Agreement, for so long as such Internal Documents are retained pursuant to record retention standards.

        7. THE LICENSED MARKS ARE PROVIDED "AS IS." XL CAPITAL DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

                                                                 Annex A
                                                                   to
                                                                 Schedule 7.5(e)

                                 LICENSED MARKS

        ""XL"

        "XLCA"

        "XLFA"

        "XL" in combination with any other letters

                                                                 Schedule 7.8(a)

                       REGISTRATION RIGHTS AND PROCEDURES

        (a) PIGGYBACK RIGHTS. If SCA at any time proposes to register Common Shares or any other equity securities under the Securities Act, for its own account or for the account of any holder of its securities, on a form which would permit registration of Common Shares held by XL Capital and its Subsidiaries ("Registrable Shares") for sale to the public under the Securities Act, or proposes to register any equity securities in a so-called "unallocated" or "universal" shelf registration statement, SCA will at such time give 30 days written notice to XL Capital of its intention to do so. XL Capital may by written response delivered to SCA within 10 days after the giving of any such notice request that all or a specified part of the Registrable Shares be included in such registration. Such response shall also specify the intended method of disposition of such Registrable Shares. SCA thereupon will use its reasonable commercial efforts as a part of its filing of such form to effect the registration under the Securities Act of all Registrable Shares which SCA has been so requested to register, to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Shares so to be registered; provided that if a recognized financial advisor and potential underwriter advises SCA that the number of shares to be included in a registration pursuant hereto should be limited because the inclusion thereof would adversely affect the market for the Common Shares or such proposed offering, all or a part of the Registrable Shares sought to be included as part of such proposed registration shall be excluded from such registration to the extent necessary to comply with such advice. SCA shall be under no obligation to complete any offering of its securities it proposes to make and shall incur no liability for its failure to do so.

        (b) DEMAND REGISTRATION. At any time after the 90th day following the Closing Time (subject to any contractual agreement that XL Capital may have entered into in connection with the Public Offering), XL Capital may request a registration (a "Demand Registration") of an amount of Common Shares of at least $50 million in value (or, if XL Capital and its Subsidiaries then hold Common Shares in value less than such amount, all of the Common Shares held by XL Capital and its Subsidiaries), calculated at the average of the closing price of the Common Shares on the NYSE for the five preceding trading days, of the then outstanding Registrable Shares held by XL Capital and its Subsidiaries as may be specified in such request. Any such request will also specify the intended method of disposition thereof. After receipt of a notice of a Demand Registration pursuant to this provision, SCA will use all reasonable commercial efforts to effect expeditiously the registration under the Securities Act (and, if eligible to do so, on Form S-3 thereunder) of the Registrable Shares which SCA has been requested to register. XL Capital shall have the right to effectuate five Demand Registrations under this subsection (b). XL Capital shall have the right (to the extent the applicable rules of the Securities and Exchange Commission so provide) to require that any demand registration be in the form of a "shelf" registration.

        (c) POSTPONEMENT. SCA may postpone for a period of up to 60 days the filing or the effectiveness of any requested registration if the Board of Directors of SCA in good faith determines that such registration is likely to have a material adverse effect on SCA (or require material change in its public disclosures) provided, however, that SCA shall promptly provide written notice of any such postponement to XL Capital.

        (d) PAYMENT OF EXPENSES; INDEMNITY. SCA shall pay all expenses of registration as specified in Section 3.2 as if the registration effected hereunder were the "Public Offering" referenced in such Section.

        (e) MISCELLANEOUS REGISTRATION MATTERS; COOPERATION OF SCA. In connection with a registration hereunder: (i) if such registration is to be in respect of an underwritten offering, the SCA Board in its discretion will select a managing underwriter or underwriters (subject to the consent of XL Capital not to be unreasonably withheld or delayed); (ii) SCA will use its reasonable commercial efforts to cooperate with XL Capital in the disposition of the shares covered by a registration statement, including without limitation in the case of an underwritten offering, causing key executives of SCA to participate under the direction of the managing underwriter in a "road show" scheduled by such managing underwriter in such locations and of such duration as in the judgment of such managing underwriter are appropriate for such underwritten offering;
(iii) SCA will use its reasonable commercial efforts to register or qualify such Registrable Shares under such securities or blue sky laws of such jurisdictions as XL Capital shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable each seller to consummate the disposition in such jurisdictions of its Registrable Shares covered by such reg-istration statement; provided, however, that SCA shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or subject SCA to taxation in any jurisdiction in which it is not so qualified; and (iv) SCA will use its reasonable commercial efforts (A) to prepare or cause to be prepared all reasonably required customary documentation, (B) to do or cause to be done all actions, to obtain all opinions, certifications, accountants "cold comfort" letters, and (C) to enter into standard agreements, in each case as may customarily be required to effect registration of securities under the Securities Act.

        (f) COOPERATION OF XL CAPITAL. To participate in any registration of shares pursuant hereto, XL Capital and its Subsidiaries shall be required to provide such information and enter into such agreements (including underwriting and "lock-up" agreements) as are customary and reasonably required by, if such registration is in respect of an underwritten offering, the managing underwriter(s). In connection with a registration hereunder, XL Capital and SCA agree in good faith to give effect to the registration contemplated by this
Schedule 7.8(a) and otherwise cooperate with the registration processes contemplated by this provision.

        (g) ASSIGNABLE REGISTRATION RIGHTS. XL Capital may assign its rights hereunder, in whole or in part in connection with any sale or transfer of Common Shares by XL Capital in a transaction exempt from registration under the Securities Act (other than any sale pursuant to Rule 144 thereunder), it being understood that (x) such assignee may assign its rights hereunder to transferees who acquire Common Shares in a transaction exempt from registration under the Securities Act (other than any sale pursuant to Rule 144 thereunder) and (y) with respect to any such assignee covered by this clause (g), other than a member of the XL Capital Group, the provisions of this Schedule 7.8(a) will not include shares that can be sold under Rule 144 without manner of sale or volume limitations.

                                                                       ANNEX 3.1


                              ANCILLARY AGREEMENTS


        The Following Exhibits To The Registration Statement:

10.2    Form of Tax Indemnity Agreement
10.3 Form of Termination Agreement to the Fifth Amended Tax Sharing Agreement and Payment Agreement and the New York Addendum to the Tax Sharing and Payment Agreement
10.12 Form of Termination Agreement to the Amended and Restated General Services Agreement with XL Global Services, Inc.
10.13 Form of Termination Agreement to the Second Amended and Restated General Services Agreement with X.L. America, Inc.
10.14 Form of Master Services Agreement between XL Global Services, Inc. and XL Financial Administration Services Inc.
10.15 Form of Master Services Agreement between XL Services (Bermuda) Ltd and SCA Bermuda Administrative Ltd
10.16 Form of Master Services Agreement between XL Capital Ltd and SCA Bermuda Administrative Ltd
10.17 Form of Master Services Agreement between XL Services UK Limited and XL Capital Assurance (U.K.) Limited
10.18 Form of Master Services Agreement between XL Services UK Limited, in respect of its Spanish branch and XL Capital Assurance (U.K.) Limited, in respect of its Spanish branch
10.19 Form of General Services Agreement between XL Financial Administrative Services Inc. and XL Insurance (Bermuda) Ltd
10.20 Form of General Services Agreement between XL Financial Assurance Ltd. and XL Insurance (Bermuda) Ltd
10.21 Form of General Services Agreement between XL Capital Assurance Inc. and XL Global Services, Inc.
10.22 Form of Assignment and Assumption of Lease between Global Credit Analytics, Inc. and XL Capital Assurance, Inc.
10.23 Form of Agreement to Terminate the Amended and Restated Surplus Maintenance Agreement between XL Capital Assurance Inc. and XL Reinsurance America Inc.
10.24 Facultative Quota Share Reinsurance Treaty, dated as of August 17, 2001 between XL Financial Assurance Ltd. and XL Insurance (Bermuda) Ltd
10.25 Form of Amendment No. 1 to Facultative Quota Share Reinsurance Agreement between XL Financial Assurance Ltd. and XL Insurance (Bermuda) Ltd
10.26 Form of Termination of Facultative Quota Share Reinsurance Treaty dated December 31, 1999 between XL Insurance (Bermuda) Ltd and XL Financial Assurance Ltd.
10.27 Excess of Loss Reinsurance Agreement dated October 1, 2001, between XL Financial Assurance Ltd. and XL Insurance (Bermuda) Ltd
10.28 Form of Amendment No. 1 to Excess of Loss Reinsurance Agreement between XL Financial Assurance Ltd. and XL Insurance (Bermuda) Ltd
10.29 Form of Third Amended and Restated Facultative Quota Share Reinsurance Treaty between XL Financial Assurance Ltd. and XL Capital Assurance Inc.
10.30 Form of Master Services Agreement between X.L. America, Inc. and XL Financial Administrative Services Inc.
10.31   Reinsurance Agreement Guarantee dated May 1, 2004 between XL Insurance
        (Ber-

        muda) Ltd in respect of the Second Amended and Restated Facultative Quota Share Reinsurance Treaty between XL Financial Assurance Ltd. and XL Capital Assurance Inc. dated May 1, 2004
10.32 Form of Amendment and Termination of Reinsurance Guarantee Agreement between XL Insurance (Bermuda) Ltd, XL Capital Assurance Inc. and XL Financial Assurance Ltd.
10.33 Form of First Amended and Restated Facultative Master Certificate issued by XL Reinsurance America Inc. to XL Capital Assurance Inc.
10.35 Form of Termination of Investment Management Agreement -- Letter Agreement to the Management Agreement between XL Capital Assurance Inc. and XL Investment Management Ltd
10.36 Form of Termination of Investment Management Agreement -- Letter Agreement to the Management Agreement between XL Financial Assurance Ltd. and XL Investment Management Ltd
10.38 Amendment No. 1 to Agency Agreement between XL Financial Solutions Ltd, XL Re Ltd, XL Insurance (Bermuda) Ltd and XL Financial Assurance Ltd.
10.42 Form of Amended and Restated General Services Agreement between XL Capital Assurance Inc. and XL Financial Administrative Services Inc.
10.43 Form of Indemnification Agreement between XL Financial Assurance Ltd. and XL Insurance (Bermuda) Ltd
10.44 Form of Indemnification Agreement between XL Capital Assurance Inc. and X.L. America, Inc.
10.45 Form of Adverse Development Reinsurance Agreement between XL Capital Assurance Inc. and XL Reinsurance America Inc.